Exhibit 10.1

AMENDMENT NO. 1 TO

MATERIAL TRANSFER AND RESERACH AGREEMENT

This First Amendment to the Material Transfer and Research Agreement (the “Agreement”) dated July 11, 2017, by and between AIM ImmunoTech Inc. (“AIM”), formerly Hemispherx Biopharma, Inc., and ROSWELL PARK CANCER INSTITUTE (“INSTITUTE”), who are each a “Party” and together the “Parties” to the Agreement, is entered into as of March 20, 2020 (the “Amendment No. l Effective Date”).

RECITALS

WHEREAS, AIM and INSTITUTE are Parties to the Agreement for the transfer of Ampligen (rintatolimod) from AIM to Institute ;

WHEREAS, the Parties wish to further amend the Agreement to include an Exhibit listing the current Clinical Studies, as set forth in the attached Exhibit A;

NOW, THEREFORE, the Parties hereby agree as follows :

Definitions and References. Except as set forth herein, capitalized terms not otherwise defined or amended in the Amendment shall have the meaning ascribed to them in the Agreement. References to Articles or Sections are the same with all of their subparts as they appear in the Agreement.

1.	Name Change: Effective September 3, 2019, the company name Hemispherx Biopharma , Inc. (“Hemispherx”) has been changed to AIM lmmunoTech, Inc. (“AIM” ). All references to Hemispherx shall be deleted and replaced with AIM.

2.	All references to Roswell Park Cancer Institute shall be deleted and replaced with Roswell Park Cancer Institute Corporation d/b/a Roswell Park Comprehensive Cancer Center.

3.	All references to Exhibit A shall mean the attached exhibit dated March 19, 2020 .

4.	Effect of the Amendment. From and after the Amendment No. I Effective Date, all references to the Agreement shall mean the Agreement as amended by this Amendment. Except as expressly amended by the Amendment, all of the provisions of the original Material Transfer and Research Agreement shall remain in full force and effect .

Exhibit A
Pl	Study Number	ClinicalTrial.gov Identifier	Description
Gandhi- Kalinski	I 62218	NCT03599453	Pilot Open Label Clinical Trial Evaluating the Safety and Efficacy of Rintatolimod (Ampligen) based Chemokine Modulation to Enhance the Effectiveness of Pembrolizumab in Patients with Metastatic Triple- Negative Breast Cancer.

Puzanov - Kalinski	I 82419*	NCT04093323	A Phase II Study of Type-1 Polarized Dendritic Cell (αDC1) Vaccine in Combination with Tumor-Selective Chemokine Modulation (CMK: Interferon Alpha-2b, Rintatolimod (Ampligen), and Celecoxib) in Melanoma Patients with Primary PD-1/PD-Ll Resistance

Gandhi - Kalinski	I 73718	NCT04081389	Phase I Clinical Trial Assessing the Combination of Rintatolimod (Ampligen) based Chemokine Modulation with Neoadjuvant Chemotherapy in Triple Negative Breast Cancer.

Chatta - Kalinski	I 77318	NCT03899987	Randomized Phase 2 Study: Neoadjuvant Conditioning of Prostate Cancer Tumor Microenvironment using a Novel Rintatolimod (Ampligen) based Chemokine-modulating Regimen

Fountzilas - Kalinski	I 74118*	NCT04119830	A Phase II Study of Rintatolimod (Ampligen) plus Pembrolizumab (Keytruda) in Refractory Metastatic Colorectal Cancer

Mukherjee - Kalinski	I 52917	NCT03403634	Phase 2 Study Evaluating a Rintatolimod (Ampligen) based Chemokine-Modulatory Regimen in Patients with Colorectal Cancer Metastatic to the Liver

* Study is not yet active as of 03/19/20

IN WITNESS WHEREOF, the respective Parties hereto have duly executed this Amendment as of the Amendment No.1 Effective Date above. The persons executing this Amendment represent and warrant that they have the full power and authority to enter into this Amendment on behalf of the persons or entities for whom they are signing.

July 14, 2017

Thomas K. Equels, CEO

Hemispherx Biopharma, Inc.

860 N. Orange Ave., Ste. 8

Orlando, FL 32801

Re: Material Transfer and Research Agreement with RPCI

Dear Mr. Equels:

Enclosed is a fully executed original of the Material Transfer And Research Agreement between Hemispherx Biopharma, Inc. and Roswell Park Cancer Institute, effective July 11, 2017. You will note that you executed it on July 11, 2017 and it was countersigned by Dr. Victor A. Filadora, Chief of Clinical Services on July 14, 201 7. This document replaces the Material Transfer And Research Agreement that you signed on July 11, 2017, which was countersigned by Dr. Thomas Schwaab, Chief of Strategy, Outreach and Business development on July 11, 2017. That document should be destroyed to avoid confusion. As we discussed the Agreement that was countersigned by Dr. Schwaab included minor redline changes that are apparent on the signature page. The redlines were simply accepted by Roswell so that there is a clean Agreement. A comparison of the two documents will show that no substantive changes were made, but Roswell preferred to have a clean document. Thank you for accommodating this request and apologies for the inconvenience.

Very truly yours,

Elizabeth A.Ollinick
Associate General Co uns el

Enc.

A National Cancer Institute-designated Comprehensive Cancer Center ● A National Comprehensive Cancer Network Member A Blue Distinction Center for Complex and Rare Cancerssm

MATERIAL TRANSFER AND RESEARCH AGREEMENT

This Agreement is made as of July 11, 2017, (“Effective Date”) by and between HEMISPHERX BIOPHARMA, INC. (“Hemispherx”), a corporation incorporated under the laws of Delaware, and ROSWELL PARK CANCER INSTITUTE (“Institute”), having an Office of Research at Elm & Carlton Streets, Buffalo, NY 14263 on behalf of Dr. Pawel Kalinski, an employee of the Institute. Hemispherx and Institute shall be referred to individually as a “party” and together as the “parties.”

WHEREAS, Institute wishes to receive Confidential Information pertaining to Hemispherx’s inventions and knowhow and also receive samples of Hemispherx’s drug Ampligen® free of charge, solely for purposes of conducting clinical scientific research, and

WHEREAS, Hemispherx is willing to provide Confidential Inforrmation and Ampligen® to Institute solely for purposes of conducting clinical scientific research on the following terms and conditions,

NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, Institute and Hemispherx hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms will have the following meanings:

1.1 “Confidential Information” means any confidential or proprietary information, knowledge, intellectual property, pre-clinical and clinical information or data, technical and/or non technical material or property, relating to RNA pharmaceutical products and technologies, including but not limited to double stranded RNA compounds and in particular the double stranded RNA compound trademarked Ampligen® provided under this Agreement. A party disclosing Confidential Information shall be a “disclosing party” and a party receiving same shall be a “receiving party.”

1.2 The “Research Project(s)”, described in the Exhibit(s) section, and appended by reference, are to be conducted by Institute utilizing Confidential Information and Ampligen®, and are being funded by various entities independent of Hemispherx, such as the National Institutes of Health, foundations, Department of Defense, or University support, etc. Parties agree that each Research Project(s) described in the Exhibit(s) section under the Agreement is individually severable.

2. PROVIDING OF MATERIAL, CONFIDENTIAL INFORMATION, AND PERFORMANCE OF THE RESEARCH PROJECT.

2.1 Hemispherx shall provide to Institute such Ampligen® as described in Exhibit(s) and which as may be reasonably requested by Institute from time to time for purposes of the Research Project, and shall be used by Institute solely for the purpose of conducting the Research Project.

2.2 The parties shall provide to each other such Confidential Information as is necessary for purposes of the Research Project.

2.3 The parties will utilize the Confidential Information exchanged solely for the purposes of conducting the Research Project.

2.4 Institute will promptly and diligently pursue the Research Project in a scientific manner, documenting in reproducible form the work performed and results achieved in pursuing the Research Project.

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3. INTELLECTUAL PROPERTY.

3.1 Ownership of and title to all trademarks, patents and other intellectual property rights in all inventions, discoveries, and other intellectual property (all herein “Intellectual Property”) which are made, conceived, reduced to practice, generated by or arise out of the Research Project under this Agreement shall follow inventorship under U.S. patent law. Inventions made solely by Institute shall be owned solely by the Institute. Inventions made solely by Hemispherx shall be owned solely by Hemispherx. Inventions made by both parties shall be owned jointly. Institute shall grant to Hemispherx a non-exclusive, fully paid up right to use Institute inventions for (i) internal research, development and regulatory purposes. Additionally, the Institute shall grant a time limited right for a period of one hundred eighty (180) days to negotiate a commercial, royalty bearing license under terms to be negotiated in good faith. If the parties fail to enter into license for the commercial use Invention(s) after said one hundred eighty (180) day negotiation period, then Institute shall have no further obligation to Hemispherx regarding lnvention(s). Hemispherx agrees to indemnify and hold harmless the Institute against any claim or loss that results from Hemispherx use of data or licenses granted under this Agreement. The provisions of this Article 3 shall survive any termination or expiry of this Agreement.

4. CONFIDENTIALITY.

4.1 The parties will employ the same degree of care to keep all Confidential Information confidential as they employ with respect to their own information of like importance, which shall not constitute less than a reasonable standard of care, and will not use any Confidential Information except for the express purposes of this Agreement and will not disclose any Confidential Information received from the other party to any third party, except to consultants (employees are not third parties as this is a Institute agreement) who are entitled to know such Confidential Information for the purposes of canying out the object of this Agreement, and who are obligated to abide by all of the provisions of this Agreement. Nothing in this paragraph shall prevent a disclosing party from disclosing or using its own Confidential Information as it wishes.

4.2 All Confidential Information shall remain the properly of the disclosing party. Upon the written request of a disclosing party or upon termination or expiration of this Agreement, all tangible Confidential Information received from the disclosing party (including all copies thereof and samples) shall be promptly returned to the disclosing party; provided that the receiving pai1y may retain one (1) copy of such tangible Confidential Information in a secure location for purposes of identifying its obligations under this Agreement.

4.3 The obligations of confidentiality and non-use set forth in this Article 4 of this Agreement shall not apply to any portion of the Confidential Information that:

(a)	is or becomes public or available to the general public without being wrongfully obtained or through breach of Agreement or is developed independently of Confidential Information received from the disclosing party; or
(b)	was known to and evidenced by the receiving party’s written records prepared prior to the date of this Agreement; or
(c)	is properly obtained by the receiving party from a third party with a valid legal right to disclose such Confidential Information and such third party is not under a confidentiality obligation to the disclosing party; or
(d)	is released by the disclosing party to a third party without restriction.

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4.4 In the event that a receiving party is requested or required (by deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a signed written waiver, the receiving party or its representatives ate nonetheless, in the written opinion of their counsel, legally compelled to disclose Confidential Information to any governmental or regulatory body or else stand liable for contempt or suffer such other censure or penalty, receiving party may, without liability hereunder, disclose to such body only that portion of the Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercised efforts to allow the disclosing party to use its reasonable efforts to preserve the confidentiality of the Confidential Information.

4.5 Nothing in this Agreement shall be construed as giving a receiving party any right, title, interest in or ownership of the Confidential Information.

4.6 The provisions of this Article 4 shall survive any termination or expiry of this Agreement for a period of five (5) years.

5. DISCLOSURE

5.1 Institute shall, on a semi-annual basis provide information in writing to Hemispherx regarding the progress, status and results of the Research Project including efficacy and safety data; and in addition any reports related to the Research Project submitted to any IRB or the FDA. Such results are provided without warranty of any type and Institute shall not be liable to Hemispherx in any way for use of such results.

5.2 If requested by Hemispherx, Institute Principal Investigator(s) will confirm within a reasonable period of time any oral progress reports with follow-up summary written reports. Principal Investigator(s) will provide Hemispherx with a final written report within sixty (60) days after the conclusion of each study described in the Exhibit(s) section. The written reports will include descriptions of the methods used and results obtained together with any other pertinent findings from the Project.

5.3 During and for a period of at least two years after the completion of the Research Project, Hemispherx shall promptly (or in a timely manner appropriate to the level of risk) report to the Research Project participants any information that could directly affect the health or safety of past or current Research Project participants or influence the conduct of study, including but not limited to the results and information in site monitoring reports. In each case, the Institute and Principal Investigator shall be free to communicate these findings to each Research Project participant and the IRB.

6. INDEMNIFICATION.

6.01 Research Project Participant Injury. Institute will offer, and if accepted, provide necessary emergency medical treatment to Research Project participants who suffer adverse reaction or injury during participation in the Research Project. Hemispherx will reimburse Institute for providing such medical treatment, to the extent the adverse reaction, treatment of any injury or illness directly related to the Ampligen®, but only to the extent that such illness or injury is not due to (i) any other drug or treatment that the Research Project participant is receiving, which includes commonly recognized side effects of such other drug or treatment; (ii) the normal progression of the disease; or (iii) the negligence or malfeasance of the Research Project participant or the failure of any one or more of them to comply with good clinical practice, the protocol, or any applicable law or regulation. Hemispherx will not reimburse the Institute to the extent that any illness/injury is due to the negligence of the Institute, including improper administration of the drug.

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Indemnification. Hemispherx shall indemnify, defend and hold harmless Institute, its trustees, directors, officers, employees (collectively, the “Institute Indemnitees”) against any third party claims, including reasonable attorney’s fees for defending those claims (each, a “Claim”), to the extent a Claim arises out of any side effect, adverse reaction, illness or injury occurring to any Research Project participant as a direct result of the proper use of the Ampligen® in the Research Project. The foregoing indemnity will not apply to the extent (i) a Claim arises out of or relates to the Institution’s negligence or willful misconduct; (ii) failure to adhere to any written instructions from Hemispherx or its designee. The Institute will indemnify, defend and hold harmless Hemipherx where the aforementioned (i) and/or (ii) are the grounds for Institution’s liability.

7. TERMINATION.

7.1 This Agreement shall terminate upon the earlier of (a) the completion of the Research Project, (b) the written agreement signed by authorized representatives of the parties, or (c) three years from the Effective Date.

8. MISCELLANEOUS.

8.1 Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be effective when either personally delivered (including delivery by Fedex or other courier), or when sent by facsimile, addressed as follows:

To Institute:

Clinical Research Services

Elm & Carlton Streets

Buffalo, NY 14263

Attn: Laurie Musial

To Hemispherx:

David R. Strayer, MD

Hemispherx Biopharma, Inc.

1617 JFK Boulevard, Suite 500

Philadelphia, PA 19103

Or such other address as either party may hereinafter specify by written notice to the other under this Section 8.1. Such notices and communications will be deemed effective on the date of personal delivery or upon confirmed answer back by facsimile.

8.2 Entire Agreement; Amendment and Waivers. This Agreement is the entire agreement between Institute and Hemispherx with respect to the specific subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any term hereof be waived, except by an instrument in writing, signed by authorized representatives of both Institute and Hemispherx.

8.3 Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, such provision will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner, consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

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8.4 Assignment; Binding Effect. This Agreement may not be assigned, nor may any of the rights or obligations be delegated , without the prior approval of both parties.

8.5 Remedies. The parties agree that in the event of any breach or threatened breach of any of the covenants herein, the damage or imminent damage to the value and the goodwill of a party may be irreparable and extremely difficult to estimate, making any remedy extremely difficult to estimate, and/or making any remedy at law or in damages inadequate. Accordingly, the parties agree that they will be entitled to seek injunctive relief against the other party in the event of any breach of any such terms of this Agreement, in addition to any other relief (including damages) available under this Agreement or under law.

8.6 Governing Law. The validity, interpretation , enforceability, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the application of conflict laws.

IN WITNESS WHERE OF, the parties have executed this Agreement as of the Effective Date.